As filed with the Securities and Exchange Commission on July 17, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or jurisdiction of incorporation of organization)

3550

(Primary Standard Industrial Classification Code Number)

62-1407522

(I.R.S. Employer Identification No.)

Melbourne Towers

1511 Third Avenue, Suite 788

Seattle, Washington 98101

Telephone: (206) 621-9888

(Address and telephone number of principal executive offices and principal place of business)

Norbert Sporns

Chief Executive Officer and President

HQ Sustainable Maritime Industries, Inc.

Melbourne Towers

1511 Third Avenue, Suite 788

Seattle, Washington 98101

Telephone: (206) 621-9888

Facsimile: (206) 621-0318

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-143453

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price per share (2)	Proposed Maximum Aggregate Offering price(3)	Amount of Registration Fee
Common stock	300,000	$11.82	$3,546,000	$139.36

(1)

Issued to the selling stockholders pursuant to a waiver and amendment agreement entered into as of February 22, 2008 in connection with a Securities Purchase Agreement dated November 3, 2006, pursuant to which the selling stockholders purchased $5 million in aggregate principal amount of the Company’s 6.5% Convertible Note.

(2)

Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the closing prices of the Registrant’s ordinary shares on the American Stock Exchange on April 29, 2008. The discounts used for various portions of the liquidated damages range from $7.47 per share to $9.06 per share.

(3)	The market price for the settlement payment is $3,546,000, based on the closing price of the Common Stock on the American Stock Exchange on April 29, 2008.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE SEC IN ACCORDANCE WITH RULE 462(b) UNDER THE SECURITIES ACT OF 1933.

EXPLANATORY NOTE

This registration statement is being filed by HQ Sustainable Maritime Industries, Inc. (the “Company”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The contents of the Registration Statement on Form S-3 (File No. 333-143453), initially filed with the Securities and Exchange Commission (the “Commission”) on July 1, 2008 and declared effective by the Commission on June 1, 2007, are incorporated by reference into this Registration Statement in their entirety, including any amendments, as well as any exhibits relating to it, and are deemed to be a part of this Registration Statement.

The selling stockholders acquired the shares covered by this prospectus from the Company in connection with a Securities Purchase Agreement dated November 3, 2006, pursuant to which the selling stockholders purchased $5 million in aggregate principal amount of the Company’s 6.5% Convertible Notes. The Company did not timely file a Registration Statement nor was it timely declared effective pursuant to the Registration Rights Agreement. Interest that had been accruing under the Notes was not paid. In order to resolve the foregoing, the Company and the selling stockholders entered into a waiver and amendment agreement pursuant to which, the selling stockholders agreed to waive all liquidated damages and certain accrued and unpaid interest also in consideration for the issuance by the Company of 300,000 shares of the Company’s Common Stock covered by the Prospectus. The discounts used for various portions of the liquidated damages range from $7.47 per share to $9.06 per share. The market price for the settlement payment is $3,546,000, based on the closing price of the Common Stock on April 29, 2008. Based on this market price, the total discounts given to the selling stockholders resulted in a profit of approximately $1,146,000.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on this Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in July 17, 2008, on the date specified below.

Dated July 17, 2008

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

By:	/S/ NORBERT SPORNS
Name:	Norbert Sporns
Title:	Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, Form S-3 has been signed by the following persons in the capacities on July 17, 2008:

Signature	Title	Date

/S/ NORBERT SPORNS Norbert Sporns	Chief Executive Officer, President and Director (Chief Executive Officer)	July 17, 2008

* Lillian Wang Li	Chairman of the Board, Secretary and Director	July 17, 2008

* Harry Wang Hua	Chief Operating Officer and Director	July 17, 2008

* Jean-Pierre Dallaire	Chief Financial Officer and Financial Controller (Principal Financial Officer)	July 17, 2008

* Fred Bild	Director	July 17, 2008

* Daniel Too	Director	July 17, 2008

* Joseph I. Emas	Director	July 17, 2008

* Andrew Intrader	Director	July 17, 2008

*BY:	/s/ NORBERT SPORNS
Norbert Sporns
Attorney-in-Fact

Exhibit Index

Exhibit Number	Description
5.1	Opinion of Joseph I. Emas P.A.

10.24	Waiver and Amendment Agreement between HQ Sustainable Maritime Industries, Inc. and Certain Investors dated February 22, 2008 (Previously filed with the Company’s Form S-3 Amendment No. 5, as filed on May 8, 2008).

23.1	Consent of Rotenberg & Co. LLP